                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     /X/ Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     / / Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    Applied Bioscience International Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

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


                     APPLIED BIOSCIENCE INTERNATIONAL INC.

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 20, 1996

                              --------------------

         NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Applied Bioscience International Inc., a Delaware corporation (herein called "APBI" or the "Company"), will be held at the St. Regis Hotel, 21 East 55th Street, New York, New York, on June 20, 1996, at 11:00 a.m., Eastern Daylight Time, to consider and act upon the following matters:

         1. To consider and act upon a proposal to amend the Company's Certificate of Incorporation, as amended, to provide for the annual election of directors;

         2.      To elect three directors of the Company; and

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


         Only stockholders of record as of the close of business on April 26, 1996, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

         PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated:  April __ , 1996               BY ORDER OF THE BOARD OF DIRECTORS



                                      By:  Craig E. Chason
                                           Corporate Secretary

                     APPLIED BIOSCIENCE INTERNATIONAL INC.
                            4350 NORTH FAIRFAX DRIVE
                        ARLINGTON, VIRGINIA  22203-1627

                              --------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 20, 1996

                              --------------------


                                    GENERAL

         This Proxy Statement is furnished to stockholders of Applied Bioscience International Inc., a Delaware corporation (hereinafter called the "Company" or "APBI"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 20, 1996, or at any adjournment thereof, at 11:00 a.m. for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 30, 1996.

         If properly executed and returned to the Company and not revoked, proxies will be voted at the meeting or any adjournment or adjournments thereof, in accordance with the instructions contained therein. At any time before it is voted at the meeting, any proxy may be revoked by the person giving it by (i) delivering to the Secretary of the Company a written notice stating that the proxy is revoked, (ii) executing and delivering a later dated proxy, or (iii) voting in person at the meeting.

VOTING

         Only holders of record of shares of the common stock of the Company, par value $.01 per share (the "Common Stock"), as of the close of business on the record date, April 26, 1996, are entitled to receive notice of, and to vote at, the meeting or any adjournment thereof. The Common Stock constitutes the only class of securities of the Company outstanding and entitled to vote at the meeting. Each holder of outstanding shares of Common Stock is entitled to one vote for each share of Common Stock held as of the record date. All shares of Common Stock that are present at the meeting, in person or represented by proxy, will count towards determining the presence of a quorum at the meeting. Shares that are not voted on a particular matter (whether by abstention, broker nonvote or otherwise), therefore, will have no impact on the determination of the presence of a quorum. At the close of business on April 26, 1996, __________ shares of Common Stock were issued and outstanding.

                             SECURITY OWNERSHIP OF
                    MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 29, 1996 by (i) each person who was known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock then outstanding, (ii) each nominee for election as a director of the Company, (iii) each director of the Company and each of the current and former executive officers of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the directors, current and former executive officers and stockholders listed below, and the directors and executive officers as a group, have sole voting power and sole investment power with respect to the shares beneficially owned by them.

                                                                COMMON STOCK OF THE COMPANY,
                                                                  PAR VALUE $.01 PER SHARE
                                                                ----------------------------

                                                         AMOUNT AND NATURE OF
 NAME OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP    PERCENT OF CLASS
 ------------------------                                --------------------    ----------------
 Merrill Lynch & Co., Inc. (1) . . . . . . . . .                   3,770,700           12.5%

 ICM Asset Management, Inc. (2)  . . . . . . . .                   2,566,825            8.5

 Travelers Group Inc. (3)  . . . . . . . . . . .                   1,633,358            5.4

 State of Wisconsin Investment Board (4) . . . .                   2,800,000            9.3

 Richard J. Hawkins (5)  . . . . . . . . . . . .                   1,857,813            6.2

 Kenneth H. Harper (6)   . . . . . . . . . . . .                     529,220            1.7

 Kirby L. Cramer (7) . . . . . . . . . . . . . .                      54,204             *

 Steven A. Fleckman (8)  . . . . . . . . . . . .                         953             *

 Frederick Frank (8) . . . . . . . . . . . . . .                         953             *

 Frank E. Loy (8)  . . . . . . . . . . . . . . .                       5,453             *

 Lawrence C. McQuade (8) . . . . . . . . . . . .                       2,477             *

 Thomas J. Russell (8) . . . . . . . . . . . . .                         953             *

 John D. Bryer (9) . . . . . . . . . . . . . . .                       5,000             *

 Joseph H. Highland (10) . . . . . . . . . . . .                     575,832            1.9

 John H. Timoney (11)  . . . . . . . . . . . . .                     204,556             *

 Stephen L. Waechter (12)  . . . . . . . . . . .                      27,521             *

 Grover C. Wrenn (13)  . . . . . . . . . . . . .                     101,185             *

 Charles L. Defesche (14)  . . . . . . . . . . .                      63,297             *

 All directors and current executive officers as a
 group (12 persons) (15) . . . . . . . . . . . .                   1,407,788            4.5

 -----------------------
 *  Represents less than 1%

 (1) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1996. Consists of shares over which Merrill Lynch & Co., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Lynch Phoenix Fund, Inc., may be deemed to exercise shared voting and investment authority. Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Lynch Phoenix Fund, Inc., disclaim beneficial ownership of such shares. The address of Merrill Lynch & Co., Inc. and Merrill Lynch Group, Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. The address of Princeton Services, Inc. and Merrill Lynch Phoenix Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

 (2) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1996. The address of ICM Asset Management, Inc. is 601 W. Main Avenue, Suite 917, Spokane, Washington 99201.

 (3) Based on information contained in a Schedule 13G filed by Travelers Group Inc. and its subsidiaries, Smith Barney Inc. and Smith Barney Holdings Inc., on February 2, 1996. Consists of shares as to which Travelers Group Inc. shares voting and dispositive power. The address of Travelers Group Inc. is 388 Greenwich Street, New York, New York 10013.

 (4) Based on information contained in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on January 26, 1996. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

 (5) Based on information contained in an amendment to a Schedule 13D filed with the Securities and Exchange Commission on December 19, 1995. Mr. Hawkins' address is 324 Eanes School Road, Austin, Texas 78746. Includes 1,189,799 shares owned by Mr. Hawkins' wife, as to which Mr. Hawkins does not disclaim beneficial ownership.

 (6) Consists of 529,220 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Excludes 50,000 shares of restricted stock granted under the Company's Stock Incentive Program (1990) which are not currently vested.

 (7) Includes 14,000 shares held through an individual retirement account for the benefit of Mr. Cramer. Excludes 6,000 shares subject to options granted under the Company's Option Plan for Outside Directors which are not currently exercisable and will not become exercisable within the next 60 days.

 (8) Includes 2,000 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Option Plan for Outside Directors. Excludes 4,000 shares subject to options granted under such plan which are not currently exercisable and will not become exercisable within the next 60 days.

 (9) Consists of 21,666 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Excludes 43,334 shares subject to options granted under such plan which are not currently exercisable and will not become exercisable within the next 60 days.

 (10) Includes 97,500 shares held by the Highland-Mills Foundation, of which Dr. Highland is an officer and trustee, and 50,760 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Excludes 19,344 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

 (11) Includes 23,298 shares owned jointly by Mr. Timoney and his wife, as to which they share voting and investment power and 184,792 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Excludes 45,296 shares issuable pursuant to a supplemental retirement arrangement maintained by the Company for Mr. Timoney, 4,000 shares subject to options granted under the Company's Stock Incentive Program
         (1990) which are not currently exercisable and will not become exercisable within the next 60 days, and 10,000 shares of restricted stock granted under the Company's Stock Incentive Program (1990) which are not currently vested.

 (12) Includes 4,000 shares owned jointly by Mr. Waechter and his wife, as to which they share voting and investment power, 855 shares owned by the Applied Bioscience International Inc. U.S. Retirement Savings Plan, a 401(k) plan, for the account of Mr. Waechter, and 29,333 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Excludes 74,667 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

 (13) Includes 114,094 shares which may be acquired within the next 60 days pursuant to the exercise of options. Excludes 33,334 shares subject to options which are not currently exercisable and will not become exercisable within the next 60 days.

 (14) Includes 62,005 shares which may be acquired within the next 60 days pursuant to the exercise of options and 1,292 shares owned by the Applied Bioscience International Inc. U.S. Retirement Savings Plan, a 401(k) plan, for the account of Dr. Defesche. Excludes 72,005 shares subject to options granted under the Company's Stock Incentive Program
         (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

 (15) Includes 825,771 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Excludes 167,335 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days, 45,296 shares issuable pursuant to a supplemental retirement arrangement maintained by the Company for Mr. Timoney, and 60,000 shares of restricted stock granted under the Company's Stock Incentive Program (1990) which are not currently vested. Also excludes shares held by Mr. Wrenn and Dr. Defesche, who are not currently executive officers or directors of the Company.

               APPROVAL OF AMENDMENT OF THE COMPANY'S CERTIFICATE
              OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION
                           OF DIRECTORS (ITEM NO. 1)

         The Board of Directors has approved and recommends that the stockholders adopt an amendment to Paragraph A of Article Fifth of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to eliminate the classification of the Directors and to provide that upon expiration of the terms for which the current Directors have been elected, their successors shall be elected for terms of one year. If the stockholders adopt the proposed amendment at the 1996 Annual Meeting of Stockholders, the persons named in the enclosed proxy will vote to elect each of the three nominees named in this Proxy Statement to hold office until the 1997 Annual Meeting of Stockholders and until each of their respective successors shall be elected and shall qualify. As the terms of the Directors previously elected expire, their successors will also be elected for essentially one-year terms so that, if the amendment is adopted by the stockholders, at the 1998 Annual Meeting of Stockholders all of the Directors will be elected for one-year terms.

         If the proposed amendment is approved by the Company's stockholders, Paragraph A of Article Fifth of the Certificate of Incorporation would read in its entirety as follows:

                 "FIFTH:

                          A. The business and affairs of the corporation shall be managed by the Board of Directors. The number of directors of the corporation shall be fixed from time to time by or pursuant to the by-laws. Each director elected prior to 1996 shall hold office for the term of years for which that director was elected and until that director's successor is elected and qualified or until that director's resignation or removal, and each director elected after January 1, 1996 shall hold office until the next annual meeting of stockholders and until that director's successor is elected and qualified or until that director's earlier resignation or removal."

         If the amendment to Paragraph A of Article Fifth of the Certificate of Incorporation is approved, the Board of Directors will adopt conforming amendments to the Company's by-laws.

         The Company's Certificate of Incorporation, including Paragraph A of Article Fifth, was approved in September 1986 in connection with the original incorporation of the Company. The Company had been organized in contemplation of participating in an initial public offering and the adoption of a classified board was viewed as a means both to assure a certain amount of continuity among the Company's board members and to protect the Company against abusive takeover practices. The classification of the Board of Directors makes it more difficult for any stockholder or stockholders to change a majority of the directors by generally requiring at least two annual meetings of stockholders to effect such a change.

         Since the adoption of a classified Board, certain types of takeover practices have become less prevalent, and stockholders have generally become more active in seeking greater direct accountability of management. The Board of Directors believes that the elimination of the classified board will provide stockholders with a greater degree of control over management by permitting them to elect the entire Board each year and to register their views on the performance of the Board of Directors, collectively, and with respect to each individual director, on an annual basis.

         The Board also believes that in order to provide for an orderly transition, the classified Board should be phased out over time by electing the nominees at the 1996 Annual Meeting for a one-year term and by electing the successors to the current Directors for one-year terms as the three-year terms of the current Directors expire. Accordingly, if the proposal is approved, approximately two-thirds of the Directors will be elected for one-year terms at the 1997 Annual Meeting of Stockholders, and all of the Directors will be elected for one-year terms beginning at the 1998 Annual Meeting of Stockholders. If this proposal is not approved, each of the nominees at the 1996 Annual Meeting, upon their election, will hold office until the Company's 1999

Annual Meeting of Stockholders and until each of their respective successors shall be elected and shall qualify.

VOTE REQUIRED TO AMEND THE CERTIFICATE OF INCORPORATION

         The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding and entitled to vote at the meeting is required to approve the proposed amendment to the Company's Certificate of Incorporation. Accordingly, shares that are not voted (whether by abstention, broker nonvote or otherwise) will have the affect of counting against the approval of the proposed amendment to the Certificate of Incorporation.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

                       ELECTION OF DIRECTORS (ITEM NO. 2)

         The Board of Directors currently consists of seven directors divided into three classes, with the term of the first class expiring at the 1998 Annual Meeting of Stockholders, the term of the second class expiring at the 1996 Annual Meeting of Stockholders, and the term of the third class expiring at the 1997 Annual Meeting of Stockholders. Since June 22, 1995, the date of the 1995 Annual Meeting of Stockholders, a majority of the members of the Board of Directors of the Company have been non-management ("outside") directors and, as of the date of this Proxy Statement, six of the seven members of the Board of Directors are outside directors.

         Dr. Kenneth H. Harper, Mr. Lawrence C. McQuade and Dr. Thomas J. Russell are the members of the Board of Directors whose terms expire at the 1996 Annual Meeting of Stockholders and each of them has been renominated by the Board of Directors for reelection. If Item No. 1 relating to the elimination of the classified Board of Directors is approved, upon their election each of such nominees will hold office until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified; otherwise, upon their election such nominees will continue to hold office as members of the Company's second class of Directors for a three-year term expiring at the Company's 1999 Annual Meeting of Stockholders or until each of their respective successors is elected and qualified.

         The persons named in the proxy, unless otherwise directed, will vote each proxy for the election of Dr. Harper, Mr. McQuade and Dr. Russell. If, for any presently unforeseen reason, such nominee(s) shall become unavailable to stand for election, the persons named in the proxy will have the right to use their discretion to vote for substitute nominee(s).

         The following table sets forth, with respect to each current director and executive officer of the Company, the name, age and all positions and offices with the Company currently held by each such person:

 NAME                                          AGE      DIRECTOR SINCE                          POSITION
 ----                                          ---      --------------                          --------
 Kenneth H. Harper (1) (2) . . . . . . .       64            1986          President, Chief Executive Officer and Chairman
                                                                           of the Board of Directors

 Kirby L. Cramer (1) (3) (5) . . . . . .       59            1995          Director

 Steven A. Fleckman (1) (3) (4)  . . . .       46            1993          Director

 Frederick Frank  (1) (3) (5)  . . . . .       63            1988          Director

 Lawrence C. McQuade (1)(2)(3) . . . . .       68            1995          Director

 Frank E. Loy (1)(3)(4)  . . . . . . . .       67            1991          Director

 Thomas J. Russell, Jr. (1) (2) (3)  . .       64            1986          Director

 John D. Bryer . . . . . . . . . . . . .       62             --           President and Chief Executive Officer of the
                                                                           Company's Pharmaco International Inc. subsidiary

 Carol P. Hanna  . . . . . . . . . . . .       33             --           Controller and Director of Corporate Taxation

 Joseph H. Highland  . . . . . . . . . .       51             --           Chief Executive Officer of the ENVIRON division
                                                                           of the Company's APBI Environmental Sciences
                                                                           Group, Inc. subsidiary

 John H. Timoney . . . . . . . . . . . .       62             --           Senior Vice President of the Company, Secretary
                                                                           of the Company's APBI Investor Relations, Inc.
                                                                           subsidiary and Chief Executive Officer of the
                                                                           Company's Clinix International Inc. subsidiary

 Stephen L. Waechter   . . . . . . . . .       46             --           Senior Vice President, Chief Financial Officer
                                                                           and  Treasurer


- --------------------------------
 (1)     Member of the Nominating Committee.
 (2)     Term as director expires in 1996.
 (3)     Member of the Audit Committee and the Compensation and Stock Plans
         Committee.
 (4)     Term as a director expires in 1997.
 (5)     Term as a director expires in 1998.

         Under the terms of his employment agreement, upon expiration of the initial term or any subsequent term of service as a director of the Company that is within the term of the employment agreement, the Company has agreed to use its best efforts to cause its Board of Directors to nominate Dr. Harper for reelection as a director of the Company.

VOTE REQUIRED TO ELECT NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE COMPANY

         The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at a meeting at which a quorum is present is required to elect each director of the Company. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be elected at the meeting. Accordingly, shares that are not voted (whether by abstention, broker nonvote or otherwise) have no impact on the election of directors except to the extent that such failure to vote for a particular individual results in another individual receiving a larger number of votes.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS A DIRECTOR OF THE COMPANY.

BIOGRAPHICAL INFORMATION

         Dr. Kenneth H. Harper was a co-founder of Pharmaco LSR Ltd. (formerly Life Science Research Limited), a United Kingdom subsidiary of the Company until it was sold to Huntingdon International Holdings plc on November 21, 1995. Dr. Harper served as the Managing Director and Chairman of Life Science Research Limited from the time of its formation in 1972 until the Company became publicly held in 1987. From 1987 to 1991, Dr. Harper served as President and Chief Executive Officer of the Company. In 1991, Dr. Harper was appointed Chairman of the Board of the Company and continued to serve as Chief Executive Officer of the Company until January 1, 1993. In February of 1995, Dr. Harper was reappointed to serve as President and Chief Executive Officer of the Company. Dr. Harper received his Ph.D. in Pathology from the University of London. He is also a graduate of the Advanced Management Program of the Harvard Business School.

         Kirby L. Cramer has served as a Director since December 1995. Mr. Cramer is the Chairman Emeritus of Hazleton Laboratories Corporation, a contract biological and chemical research laboratory, which was acquired by Corning Incorporated in 1987. He is Chairman of the Board of Northwestern Trust Company and also President of Keystone Capital Company, an investment company. Mr. Cramer received his Bachelor of Arts degree from Northwestern University and Master of Business Administration degree from the University of Washington and is a graduate of the Harvard Business School's Advanced Management Program. In 1988, he received an honorary Doctor of Laws degree from James Madison University. Mr. Cramer is a member of the University of Washington Foundation and also is Chairman of the Advisory Board of the University of Washington School of Business Administration. He is the past President and Trustee Emeritus of the Darden School Foundation of the University of Virginia. Mr. Cramer is a member of the Boards of Directors of Northwestern Trust Company, Immunex Corporation, Unilab Corporation, The Commerce Bank of Washington, N.A., Landec Corporation, Advanced Technology Laboratories and International Technology Corp.

         Steven A. Fleckman was a partner in the law firm of Arnold & Fleckman from 1988 to 1991. Since 1991, Mr. Fleckman has been a partner in the law firm of Fleckman & McGlynn (formerly Fleckman & Schless and, prior to that, Fleckman, Johnson & Passman) and currently is the managing partner of the firm. Mr. Fleckman received his Juris Doctorate from Harvard Law School in 1975.

         Frederick Frank has been an investment banker with Lehman Brothers since 1969, and is currently Vice Chairman of the firm. Previously, Mr. Frank served as a Managing Director of Lehman Brothers from 1972 to 1993, and as Senior Managing Director from 1993 to 1995. Mr. Frank also serves on the Boards of Directors of R.P. Scherer Corporation, Diagnostic Products and Physicians' Computer Network Inc. Mr. Frank received his Master of Business Administration from Stanford University in 1958.

         Frank E. Loy is currently the Chairman of the Board of Directors of the League of Conservation Voters. Mr. Loy served as President of the German Marshall Fund of the United States from 1981 to 1995. Previously, he served as Director of the Bureau of Refugee Programs and as Deputy Assistant Secretary for Economic Affairs of the United States Department of State, as President and Chief Operating Officer of the Penn Central Corporation and the Pennsylvania Company, and as Senior Vice President of Pan American Airways.

         Lawrence C. McQuade has served as a Director of the Company since June 1995. From 1988 to 1995, Mr. McQuade served as the Vice Chairman of Prudential Mutual Fund Management, Inc., a subsidiary of Prudential Securities and Prudential Insurance Co. that manages and administers investment companies.
Mr. McQuade previously served as the Executive Vice President and a member of the Board of Directors of W.R. Grace & Co. from 1975 to 1987. Mr. McQuade received a Bachelor of Arts degree from Yale University, a Bachelor of Arts degree (Jurisprudence) and a Master of Arts from Oxford University, and an LLB degree from the Harvard Law School. Mr. McQuade serves on the Boards of many public service organizations, including serving as a member of the Council on Foreign Relations, a director of the Atlantic Council of the United States, a director of the Foreign Bondholders Protective Council, a director of The American Forum (Education in a Global Age), a director of the International Management & Development Institute, a member of The Bretton Woods Committee, a member of the Advisory Committee on Overseas Development Council, and the Chairman of the Committee on Multinational Enterprises and Investment of the U.S. Council for International Business. In addition, Mr. McQuade currently is a member of the Boards of Directors of Bunzl Plc, Quixote Corporation and Country Baskets Index Fund, Inc.

         Dr. Thomas J. Russell founded Bio/dynamics, Inc. (formerly a subsidiary of the Company) in 1961 and, following the acquisition of Bio/dynamics by IMS in 1973, served as President of the division of IMS which included Bio/dynamics and Life Science Research Limited until the Company became publicly held in 1987. Dr. Russell served as a director of IMS from 1984 to 1988, and as Chairman of the Board of IMS from 1987 to 1988. Dr. Russell was Chairman of the Board of the Company from 1986 to 1991. He holds a doctorate degree in Biochemistry and Physiology from Rutgers University. Dr. Russell also serves on the Boards of Directors of Cordiant Plc, Uniroyal Technology Corporation, Adidas AG and Emcore Corp.

         John D. Bryer served, from 1988 to 1994, as the President of Lexis Pharmaceuticals Inc. From 1985 to 1988, Mr. Bryer was the President of Ivy Laboratories, Inc. Mr. Bryer served as Area Director and a member of the Board of Boots International Limited from 1982 through 1984 and was the Chief Executive Officer and a member of the Board of Boots Pharmaceuticals, Inc. (a wholly subsidiary of Boots Plc) from 1976 through 1982. Mr. Bryer joined Pharmaco International Inc. in June 1994 and in February 1995 he was appointed President and Chief Executive Officer of Pharmaco International Inc. Mr. Bryer holds a business degree from Manchester University.

         Carol P. Hanna was appointed as the Controller and Director of Corporate Taxation of the Company in January 1996. From 1992 to 1996, Ms. Hanna served as the Tax Manager of the Company and in August 1995, she also was appointed to serve as the Controller of Clinix International Inc. ("Clinix"), a wholly owned subsidiary of the Company formed to acquire the business and assets of the Chicago Center for Clinical Research. Previously, from 1985 to 1992, she was a certified public accountant with the firm of Arthur Andersen LLP.
She received her Bachelor of Accountancy degree from the George Washington University in 1985. Ms. Hanna is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

         Dr. Joseph H. Highland co-founded ENVIRON in 1982. He is currently the Chief Executive Officer of the ENVIRON division of APBI Environmental Sciences Group, Inc., which was formerly Environ International Corporation, a subsidiary of the Company, and has served as such since February 1992. Dr. Highland also served as a director of the Company from 1990 to June 1995. Dr. Highland, who holds a Ph.D. in Biochemistry from the University of Minnesota's School of Medicine, served as co-director of the Hazardous Waste Research Program at Princeton University before joining ENVIRON.

         John H. Timoney served as Controller of the division of IMS which included Bio/dynamics and Life Science Research Limited from 1978 to 1987. From 1987 to 1992, Mr. Timoney served as the Vice President-Finance, Treasurer and Secretary of the Company. In May 1992, Mr. Timoney was appointed to serve as Senior Vice President of the Company and the Secretary of APBI Investor Relations, Inc., a subsidiary of the Company. He also has served as the Chief Executive Officer of the Company's Clinix subsidiary since March 1996. Mr. Timoney also served as a director of the Company from 1986 to June 1995. Mr. Timoney is responsible for the Company's investor relations and is involved in strategic planning and in merger and acquisition activity. Mr. Timoney also serves on the Board of Directors of EnSys Environmental Products, Inc.

         Stephen L. Waechter served, from 1989 to 1993, as the Vice President - Finance for GE Information Services, a division of General Electric Company, which provides enhanced computer-based communications services to commercial and industrial customers through a worldwide network. From 1987 to 1989, Mr. Waechter served as the Manager of Operations Analysis for GE Electrical Distribution and Control, a division of General Electric Company. In September 1993, Mr. Waechter was appointed Vice President, Chief Financial Officer and Treasurer of the Company and in October 1994 he was promoted to Senior Vice President of the Company. Mr. Waechter also served as a director of the Company from 1993 to June 1995. Mr. Waechter received his Master of Business Administration from Xavier University in 1974.

         There are no family relationships among any of the directors and executive officers of the Company.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the Securities and Exchange Commission (the "SEC"). Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from January 1, 1995 through December 31, 1995, its directors, executive officers and 10% beneficial owners complied with all Section 16(a) filing requirements except as follows. Effective with last years' Annual Meeting of Stockholders held on June 22,

1995, non-employee ("outside") directors of the Company were paid an annual fee of $15,000 with $5,000 of such fee to be paid in shares of the Company's common stock. Shares of common stock were issued to Mr. Fleckman, Mr. Frank, Mr. Loy, Mr. McQuade and Dr. Russell, the then current outside directors, in October 1995 with the issuances of such shares subsequently reported on Statements of Changes in Beneficial Ownership on Form 4 filed in December 1995.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has appointed a standing Audit Committee, which is responsible for reviewing with the Company's independent auditors their audit plans and the results of their audit (including their recommendations regarding internal controls), and which exercises general oversight over the Company's system of internal audit controls and the accounting principles employed by the Company in its financial reporting. During the past fiscal year, the Audit Committee met five times. Mr. Loy (Chairman), Mr. Fleckman, Mr. Frank and Dr. Russell served as members of the Audit Committee during all of fiscal year 1995 and Mr. McQuade and Mr. Cramer were appointed to serve on the Committee at the time of their election to the Board of Directors in June 1995 and December 1995, respectively. Messrs. Cramer, Fleckman, Frank, Loy, McQuade and Russell are the current members of the Audit Committee.

         The Compensation and Stock Plans Committee is responsible for reviewing and approving compensation arrangements, including bonuses and incentive programs, and stock option and restricted stock awards, for senior management of the Company. The Committee also is generally responsible for granting stock awards and stock options under the Company's stock option plans. During 1995, the Committee met four times. Dr. Russell (Chairman), Mr. Fleckman, Mr. Frank and Mr. Loy served as members of the Compensation and Stock Plans Committee during all of fiscal year 1995 and Mr. McQuade and Mr. Cramer were appointed to serve on the Committee at the time of their election to the Board of Directors in June 1995 and December 1995, respectively. Messrs. Cramer, Fleckman, Frank, Loy, McQuade and Russell are the current members of the Compensation and Stock Plans Committee.

         The Board of Directors has appointed a Nominating Committee, in part, to seek to increase outside director participation on the Board. The Nominating Committee is responsible for proposing to the Board of Directors a slate of nominees for election by the stockholders of the Company at each annual meeting and for proposing candidates to fill any vacancies on the Board of Directors. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors, provided that such recommendations are accompanied by sufficient information to enable the Nominating Committee to evaluate the qualifications of such person and provided that the following requirements are met. The Certificate of Incorporation of the Company requires the stockholder to give written notice to the Secretary of the Corporation of its intention to make such nomination or nominations, either by personal delivery, or by mail, postage prepaid, not later than ninety (90) days prior to the date that is one year from the date of the immediately preceding annual meeting of stockholders. The notice must set forth (a) the name and address of the stockholder, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote generally in the election of directors at such meeting and that such stockholder intends to appear at such meeting to nominate the person or persons specified in the notice, (c) the name, age, business and residence addresses and principal occupation or employment of each proposed nominee, (d) a description of all arrangements or understandings between the stockholder and the proposed nominee with respect to such person's nomination, (e) such other information regarding the proposed nominee as would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, and (f) the written consent of the proposed nominee to serve as a director. The full Board of Directors currently serves as the Nominating Committee. Dr. Harper (Chairman), Mr. Fleckman, Mr. Frank, Mr. Loy and Dr. Russell served on the Committee during all of fiscal year 1995, and Mr. McQuade and Mr. Cramer became members of the Nominating Committee upon their election to the Board of Directors in June 1995 and December 1995, respectively. The Nominating Committee met four times in 1995.

DIRECTOR COMPENSATION AND BOARD AND COMMITTEE ATTENDANCE

         During the past fiscal year, the Board of Directors met nine times. Each of the incumbent directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and of each committee of which such director was a member, held while such member was a director during the past fiscal year.

         The Company pays the expenses of all directors in connection with attendance at meetings of the Board of Directors and committees thereof. In addition, in 1995, non-employee directors who are not officers of the Company or any of its subsidiaries were paid a fee of $15,000 per year, of which approximately one-third was paid in the form of shares of the Company's Common Stock, plus $1,500 for each in-person regular and special meeting of the Board of Directors, $750 for each telephonic regular and special meeting of the Board of Directors and $850 for each meeting of any committee of the Board of Directors (but no fees were paid for committee meetings held on the same day as board meetings). In addition, each outside chairman of a committee is paid an annual fee of $1,000.

                    COMPENSATION AND STOCK PLANS COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation and Stock Plans Committee (the "Compensation Committee" or "Committee") of the Board of Directors of the Company is responsible for determining the compensation arrangements for the Company's senior executive officers and administering the APBI Stock Incentive Program
(1990). During 1995, the Company's senior executive officers consisted of the Company's chief executive officer and two senior vice presidents, the chief executive officer of Pharmaco International, the chief executive officer of ENVIRON and two other senior corporate officers of the Company.

         The Company, in conjunction with the Compensation Committee, implemented a number of senior management changes in 1995. In February 1995, Dr. Kenneth H. Harper, the Company's chairman, was reappointed to the position of president and chief executive officer of the Company. Dr. Harper had previously served in these positions from 1987 through the end of 1992. Also, in February 1995, a new chief executive officer of Pharmaco International was appointed. Finally, in connection with repositioning the Company's environmental business, the position of president of the Company's environmental sciences group was eliminated in January 1995.

         The Committee strives to attract and retain key executives, who are important to the continued success of the Company and its operating subsidiaries and divisions. The Committee seeks to provide strong financial incentives to its senior management at a reasonable cost to the Company's stockholders and uses certain components of compensation to provide senior management with incentives to enhance the long-term value of the stockholders' investment in the Company.

         At the beginning of 1995, the Committee was comprised of the Company's four outside directors. During the year, two additional outside directors, Mr. Lawrence C. McQuade and Mr. Kirby L. Cramer, were elected to the Board of Directors of the Company. Contemporaneous with their election, they were appointed to the Compensation Committee. The Compensation Committee is currently comprised of all six outside directors.

THE ECONOMIC VALUE ADDED AND OTHER COMPENSATION PROGRAMS

         EVA Compensation Program. The Company's senior executive officers and certain other officers and employees of the Company and its subsidiaries are compensated primarily under the Company's "Economic Value Added" ("EVA") compensation program. During 1995, company-wide, a total of 325 officers and employees received bonuses under the Company's EVA program.

         There are three components of compensation under the EVA program: a base salary, an annual bonus or incentive award (a portion of which may be deferred), and stock option awards. The EVA program, which was initially adopted by the Committee in 1993, is designed to provide incentive compensation to senior management, based on an objective measure of the Company's or a business unit's performance that correlates with increases in stockholder value.

         Generally, the Committee's objectives under the EVA program are to provide the Company's senior executive officers with base salaries that roughly approximate the median base salaries paid to similarly situated executive officers at comparable companies, although the Committee takes into consideration other factors, including corporate performance and the individual's experience, in setting annual base salaries. Changes in base salary may also result from promotions and changes in the responsibilities of executives. The bonus or incentive portion of compensation earned by program participants under the EVA program is intended to be higher than the median incentive payments of comparable companies in years in which the Company's performance (or that of an individual business unit) exceeds certain predetermined performance targets and is intended to be lower than the median incentive paid by comparable companies when the Company's performance (or that of an individual business unit) is below performance targets.

         Annual bonuses generally are awarded to program participants based on the improvement in EVA for the participant's business unit (or, in the cases of certain executive officers of the Company, the overall improvement in EVA for the Company). (EVA is equal to the difference between (i) net operating income, defined as operating income adjusted to eliminate the impact of certain accounting charges such as goodwill amortization, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital.) Target bonus awards are generally specified as a percentage of the participant's base salary, and such percentages are typically set by organizational level within the Company. For the individuals that comprised the Company's senior executive officers in 1995 (a group of seven individuals), target bonus awards were set at a range of 30% to 80% of annual base salary.

         Stock option awards have typically been used by the Committee as the third compensation component under the EVA program. These are intended to closely align management's interest with that of the Company's stockholders. Option grants under the EVA program have been designed to retain management by having them vest ratably over a period of time, generally set at three years. In 1995, the Committee elected to use restricted stock awards, in lieu of stock option grants, to compensate two senior executive officers. Both the option grants under the EVA program and the restricted stock awards were made under the APBI Stock Incentive Program (1990).

         As part of the administration of the EVA program, the Company's chief executive officer makes annual compensation recommendations to the Committee for the Company's senior executive officers (other than with respect to CEO compensation). The 1995 annual compensation recommendations were based, in part, on the 1994 compensation review conducted by the Alexander & Alexander Consulting Group ("Alexander & Alexander"), an outside compensation consulting firm. The Alexander & Alexander review used general industry survey data for comparable size companies which included both professional service businesses and clinical service businesses. Because the Company's operations are conducted in two business segments, environmental and health-care related contract services, it was difficult at the date of the Alexander & Alexander review, and continues to be difficult, to identify other companies whose mix of operations are comparable to the Company's (and until 1995 there were few contract research organizations that were publicly traded corporations). The Company has not sought specifically to review salary information for the companies included in either the Nasdaq Health Services Index or the Peer Group Index, both of which the Company's performance is compared with in the performance graph. See "Performance Graph."

         ENVIRON Deferred Compensation Plan. During 1995, the Committee, in consultation with Alexander & Alexander and ENVIRON's senior management, reviewed the overall incentive compensation programs for the ENVIRON business unit. This review, which was undertaken in part because of retention concerns related to the expiration of the employment agreements with the four remaining ENVIRON founders, resulted in the adoption of the ENVIRON Deferred Compensation Plan (the "ENVIRON Plan").

         The ENVIRON Plan, which was implemented in August 1995, provides for both deferred cash compensation and stock option awards. The option awards are granted under the APBI Stock Incentive Program (1990). In adopting the ENVIRON Plan, the Committee approved an initial deferred cash compensation award of $1.0 million to be allocated among ENVIRON's senior management and certain key employees. Individual cash awards under the ENVIRON Plan vest 15% as of each of the first and second anniversaries of the grant date, 20% as of each of the third and fourth anniversaries of the grant date and 30% as of the fifth anniversary of the grant date. Vesting is contingent on continuing employment with ENVIRON. The Committee also approved the reservation of stock options to purchase 200,000 shares of the Company's stock to be awarded to participants in the ENVIRON Plan. Of these, a total of 174,000 stock options were awarded in 1995. The stock options vest ratably over a five-year period from the date of grant. The deferral features of both the cash and option awards are to encourage employee retention and are in lieu of any ongoing employment agreements with ENVIRON senior management. During 1995, a total of 19 employees received deferred cash awards and stock option grants under the ENVIRON Plan.

         The Committee, in adopting the ENVIRON Plan, has indicated that any future cash or option awards will be dependent upon the performance of ENVIRON and the Company's stock.

1995 EXECUTIVE OFFICER COMPENSATION

         During 1995, the Company's compensation for its senior executive officers consisted primarily of a combination of base salary, bonuses and stock incentive awards (stock options or restricted stock units). Because base salaries for senior executive officers were reviewed in September 1994, the Committee, with several exceptions, did not adjust base salary levels in 1995. Similarly, target bonuses for individual senior executive officers, which were set in 1994 at a range of 30% to 80% of annual base salaries, remained at the same levels in 1995. Although in 1994, the senior executive officers received either relatively small bonuses or no bonuses under the EVA program (with the exception of the executive officers of the Company who were responsible for APBI Environmental Sciences Group or the ENVIRON division), bonuses for senior executive officers in 1995 ranged from $15,000 to $134,000.

         Base Salaries. With several exceptions, the base salary levels for the Company's senior executive officers which were approved in September 1994 were essentially carried forward throughout fiscal 1995. The Company's 1994 salary review was conducted in consultation with the consulting firm of Alexander & Alexander and consistent with the objectives of the EVA program, the Committee generally sought to set salaries by position at a level roughly equivalent to the median salary levels of executives at comparable companies although other factors were considered. Overall, this review resulted in either no increases or relatively small increases for the individuals then comprising the Company's senior executive officers (other than the then chief executive officer).

         As noted above, during 1995 the Company's senior management underwent significant change. In addition to the Company's appointment of a new chief executive officer, the Company appointed Mr. John D. Bryer as the chief executive officer and president of Pharmaco International and Mr. John H. Timoney, a Senior Vice President of the Company, was required to assume significant additional operational responsibilities within the Company. In implementing these changes, Mr. Bryer's annual base salary was set at $225,000 and Mr. Timoney's annual base salary was increased from $159,000 to $180,000. In the case of Mr. Bryer, his salary was set at approximately 10% higher than the mid-point of the salary range for his counterparts in comparable companies comprising the surveyed companies used by Alexander & Alexander in their 1994 compensation review. This was based on his significant prior senior management experience and the Committee's view of the required level of effort to continue the turnaround in Pharmaco International's business operations. In the case of Mr. Timoney, the Committee took into consideration his expanded duties and responsibilities while also considering that he had not had a salary increase for the past three years.

         Finally, among the Company's senior executive officers, Dr. Joseph H. Highland's annual base salary, as the chief executive officer of ENVIRON, was increased from $214,000 to $223,626 or roughly a 4.4% increase in 1995. This increase reflected the consistent, sustained profitability of the Company's ENVIRON division.

         Annual Bonus Awards. As discussed above, under the EVA program, target bonus awards are generally specified as a percentage of the participant's base salary, with more senior officers having a higher percentage of their salary as the target award. During 1995, target bonuses as a percentage of base salary (in declining order) for Messrs. Bryer, Waechter, Highland and Timoney were 65%, 60%, 50% and 40%, respectively. For the Company's chief executive officer, senior vice presidents and other corporate officers, bonuses are based on the Company's overall performance. In the case of Mr. Bryer and Dr. Highland, their bonuses are based on the performance of Pharmaco International and ENVIRON, respectively.

         As a group, the senior executive officers who are also the Company's corporate officers, a total of four individuals (excluding the chief executive officer), received bonuses in 1995, totaling $158,000 in the aggregate. Included in that group is Mr. Waechter, who received a bonus of $70,000 and Mr. Timoney, who received a bonus of $48,000. In each case, these bonuses, which were based on the Company's overall performance, reflected approximately 65% of their target bonuses. Mr. Bryer, the chief executive officer of Pharmaco, received a bonus of $60,000 in 1995 under the EVA program or approximately 42% of his target bonus amount. Dr. Highland and the other executive officers of the Company's ENVIRON division were paid bonuses under the EVA program in 1995 that were roughly equivalent to their full target bonuses. In addition to his EVA based bonus in 1995 Dr. Highland was awarded a deferred cash bonus of $90,000 under the ENVIRON Deferred Compensation Plan which vests over a five-year period.

         Stock Incentive Awards. In 1995, the Committee used both stock options and restricted stock grants to compensate the Company's senior executive officers. Dr. Harper and Mr. Timoney received restricted stock grants covering 50,000 and 10,000 shares of the Company's common stock, respectively. Under the terms of the stock awards, Dr. Harper's and Mr. Timoney's rights to the restricted stock vest only at such time as the average trading price of APBI common stock equals or exceeds $10 per share for a ten-day period. The restricted stock grants expire by their terms if vesting has not occurred by December 31, 1997. The Company's trading price as of the date of the awards was $5.25 per share.

         Mr. Waechter, Mr. Bryer and Dr. Highland received option grants covering 60,000, 50,000 and 10,000 shares respectively of the Company's common stock. Mr. Waechter's option grant reflected the Committee's desire to encourage Mr. Waechter, as the Company's senior financial officer, to remain with the Company in the event the Company subsequently experienced a "change in control." As a form of incentive, Mr. Waechter was awarded the options that the Alexander & Alexander report otherwise suggested that he be awarded over the next three-year period under the Company's EVA plan in one single award with all vesting accelerated upon any change of control. The Committee viewed Mr. Waechter's cooperation as crucial in any change of control, while also acknowledging that his position was the most likely to be eliminated were a change of control to occur. Mr. Bryer's option award was made in connection with his promotion to chief executive officer of Pharmaco International and again was based on Mr. Bryer's significant prior senior management experience, as well as the Committee's view of the level of effort required to continue the turnaround of Pharmaco International's business operations. Mr. Highland's option award was made under the ENVIRON Plan.

         The Committee believes that both stock grants and option awards are an important component of compensation because they provide management with a strong incentive to maximize the Company's performance that is aligned with the interests of the Company's stockholders.

1995 CHIEF EXECUTIVE OFFICER COMPENSATION

         In February 1995, Dr. Kenneth H. Harper, the Company's chairman, was reappointed to the position of president and chief executive officer of the Company. Dr. Harper, in reassuming the chief executive officer position, received the same compensation, in terms of base salary and bonus opportunity, as the former chief executive officer.

         Effective February 1995, in connection with his reappointment as president and chief executive officer of the Company, Dr. Harper's base salary was increased to $250,000 and his target bonus was subsequently set at 80% of base salary. The salary and bonus levels for the position of chief executive officer reflect an extensive review of chief executive officer compensation during 1994. During this period, the Committee engaged Alexander & Alexander to obtain additional information regarding salaries of chief executive officers at comparable companies. Pursuant to such engagement, Alexander & Alexander indicated that a median base salary for the position of chief executive officer was $300,000 per annum. Because the Committee perceived that the Company is still in a turnaround situation, but at the same time believed that the Company's then chief executive officer was under-compensated compared to similarly situated executives, it approved a salary increase to the level of $250,000 per annum. As noted above, in conjunction with Dr. Harper's reappointment to the position of chief executive officer, the Committee approved the same salary and bonus arrangement as had been approved for his predecessor. Dr. Harper's bonus with respect to 1995 was $134,000. The Committee, in approving this EVA-based bonus, cited Dr. Harper's outstanding performance in connection with the Company's toxicology divestiture.

         During 1995, as noted above, the Committee made a 50,000 share restricted stock grant to Dr. Harper. The vesting of the award is tied directly to appreciation in the Company's common stock price. Moreover, all rights to the restricted stock award terminate if the required stock appreciation does not occur by the end of 1997.

         Mr. Grover C. Wrenn served as the Company's chief executive officer until February 1995. Mr. Wrenn's annual base salary for 1992, 1993 and the initial nine months of 1994 was $181,000. As noted above, following the Alexander & Alexander review, Mr. Wrenn's annual base salary was increased to $250,000 in October 1994. In connection with his stepping down from the position of chief executive officer and his separation from the Company, the Company agreed to continue to pay Mr. Wrenn the equivalent of his annual base salary for a twelve-month period ending February 12, 1996. The term of Mr. Wrenn's former employment agreement with the Company was through September 7, 1995 and the continuation of such payments to Mr. Wrenn beyond this period was subject to his compliance with a non-competition agreement in favor of the Company. The terms of his separation agreement with the Company are separately described in "Executive Compensation and Other Information - Severance Benefits."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Federal tax legislation enacted in 1993 limits to $1 million per executive officer the federal income tax deduction for compensation paid to executive officers named in the Summary Compensation Table by publicly held companies. This limitation imposed by Section 162(m) of the Internal Revenue Code first became effective for fiscal year 1994. However, the Company was not affected by such limitation since the compensation paid to the Company's executive officers in 1994 and 1995 did not exceed the $1 million limit per officer. Regulations proposed by the Internal Revenue Service interpreting
Section 162(m) provide that stock option plans that comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, will not be considered in applying the limitation of Section 162(m) until 1997. The Company's Stock Option Plan is qualified under Rule 16b-3. As a result, the Committee does not anticipate that Section 162(m) will be applicable to stock options outstanding in 1994 or 1995.


                                         Kirby L. Cramer
                                         Steven A. Fleckman
                                         Frederick Frank
                                         Frank E. Loy
                                         Lawrence C. McQuade
                                         Thomas J. Russell, Jr.



                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Thomas J. Russell, Jr., who was a member of the Compensation and Stock Plans Committee during 1995, was the Chairman of the Board of the Company from 1986 to 1991. None of the other members of the Compensation and Stock Plans Committee is a current or former officer or employee of the Company or any of its subsidiaries.

         Lehman Brothers, of which Mr. Frederick Frank is the Vice Chairman, provided financial advisory and investment banking services to the Company during 1995 and will continue to provide such services to the Company in 1996. During fiscal year 1995, Lehman Brothers provided services to the Company in connection with the disposition of its toxicology laboratories, for which Lehman Brothers received customary fees and reimbursement of expenses. The Company has retained Lehman Brothers to provide general advisory services in 1996 and 1997. In addition, the Company has separately engaged Lehman Brothers to evaluate whether shareholder value would be enhanced through a separation of the Company into its two operating groups, and if the evaluation is positive, to advise it regarding mechanisms through which separation could be best achieved.

         Mr. Steven A. Fleckman is a partner and the managing director of the law firm of Fleckman & McGlynn, which rendered legal services to Pharmaco International Inc. and its subsidiaries during fiscal year 1995. It is anticipated that Fleckman & McGlynn will continue to render legal services to Pharmaco and its subsidiaries during fiscal year 1996. The total amount paid by Pharmaco and its subsidiaries to Fleckman & McGlynn did not exceed 5% of that firm's gross revenues for fiscal year 1995.

                               PERFORMANCE GRAPH

         Comparison of Five Year Cumulative Total Return: APBI, Nasdaq Market, Nasdaq Health Services Industry & Peer Group Indices

                                                    NASDAQ                NASDAQ
    MEASUREMENT PERIOD                           STOCK MARKET             HEALTH
   (FISCAL YEAR COVERED)         APBI          (U.S. & FOREIGN)       SERVICES STOCKS       PEER GROUP
   ---------------------         ----          ----------------      ----------------       ----------
 12/31/90                       100.0               100.0                 100.0               100.0

 12/31/91                       143.4               159.6                 222.6               162.2

 12/31/92                       94.3                185.2                 230.6               159.5

 12/31/93                       51.6                214.4                 266.0               120.4

 12/31/94                       55.3                207.4                 285.4               128.6

 12/31/95                       67.9                288.2                 364.6               151.4

         The above graph compares the performance of Applied Bioscience International Inc. with that of the Total Return Index for the Nasdaq Stock Market (United States and foreign companies), the Nasdaq Health Services Industry Index (United States and foreign companies), which is a published industry index, and a composite index based on a group of nine publicly-traded contract research organization, toxicology and/or environmental companies (the "Peer Group Index"). The Peer Group Index is comprised of ClinTrials Research Inc., Corning Incorporated, E.A. Engineering Science & Technology, Inc., Huntingdon International Holdings, Plc, IBAH, Inc., International Research & Development Corp., International Technology Corp., Quintiles Transnational Corp., and Roy F. Weston, Inc.

         The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1990, in each of Applied Bioscience International Inc., the Total Return Index for the Nasdaq Stock Market, the Nasdaq Health Services Industry Index and the Peer Group Index. While in previous years the Company has included the Nasdaq Health Services Industry Index, this is the first year in which the Company has used a self-selected peer group index. Because the Company's operations are conducted in two business segments, environmental and health-care related contract services, the Company does not believe that the Nasdaq Health Services Industry

Index or any other published industry or line-of-business index provides a particularly useful basis for evaluating the Company's performance. Historically the Nasdaq Health Services Industry Index was included, in part, because the limited number of contract research organizations that were publicly traded corporations made it difficult to compile a meaningful peer group index. The Company believes there are now a sufficient number of both environmental and contract research organizations that are operated by publicly traded corporations to compile a peer group index. Accordingly, information with respect to the Nasdaq Health Services Industry Index will not be presented in next year's proxy statement.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth the cash compensation paid by the Company and its subsidiaries for or with respect to the fiscal years ended December 31, 1993, 1994 and 1995, to (i) each individual who served as the Company's chief executive officer during fiscal year 1995, (ii) the Company's four most highly compensated executive officers of the Company, other than the Chief Executive Officer, who were serving as executive officers at December 31, 1995, and (iii) one additional executive officer of the Company for whom disclosures would have been provided pursuant to paragraph (ii) except that such individual was not serving as an executive officer at December 31, 1995, in each case for all capacities in which they served.

                           SUMMARY COMPENSATION TABLE


                                                                                 ANNUAL COMPENSATION
                                                                    -------------------------------------------

                                                                                                         OTHER
                                                                    SALARY             BONUS             ANNUAL
           NAME AND PRINCIPAL POSITION                YEAR           ($)              ($)(1)        COMPENSATION($)
           ---------------------------                ----     ----------------    -------------    ---------------
 Kenneth H. Harper(3).....................           1995              $230,359      $134,000           $--
 President, Chief Executive Officer and
 Chairman of the Board of Directors

 John D. Bryer (4).........................          1995              $220,713       $60,000           $--
 President and Chief Executive Officer of            1994                77,128          --              --
 Pharmaco International Inc.

 Joseph H. Highland........................          1995              $222,025      $110,000           $--
 Chief Executive Officer of the ENVIRON              1994               211,667       150,000
 division of APBI                                    1993               200,000        60,889            --
 Environmental Sciences Group, Inc.                                                                      --

 John H. Timoney(5)  .....................           1995              $177,500       $48,000           $--
 Senior Vice President,                              1994               159,000        15,000            --
 Secretary of APBI Investor                          1993               159,000         --               --
 Relations, Inc. and Chief Executive
 Officer of Clinix International Inc.

 Stephen L. Waechter (6).................            1995              $186,000       $70,000           $--
 Senior Vice President, Chief                        1994               163,125        25,000            --
 Financial Officer and Treasurer                     1993                48,513        15,000            --

 Grover C. Wrenn (7)......................           1995              $ 29,452        $--              $--
                                                     1994               198,625         --               --
                                                     1993               181,500         --               --

 Charles Defesche (8)......................          1995              $240,000        $--              $--
                                                     1994               229,828         --               --
                                                     1993               225,000         --               --

                                                          LONG-TERM
                                                        COMPENSATION
                                                           AWARDS
                                                      ----------------

                                                         SECURITIES             ALL OTHER
                                                         UNDERLYING           COMPENSATION
           NAME AND PRINCIPAL POSITION                OPTIONS/SARS(#)            ($)(2)
           ---------------------------                ---------------     --------------------
 Kenneth H. Harper(3).....................                    --                  $172,206
 President, Chief Executive Officer and
 Chairman of the Board of Directors

 John D. Bryer (4).........................                  50,000                 $2,720
 President and Chief Executive Officer of                     --                       128
 Pharmaco International Inc.

 Joseph H. Highland........................                  10,000                $23,701
 Chief Executive Officer of the ENVIRON                       8,000                 25,183
 division of APBI                                             6,666                 18,673
 Environmental Sciences Group, Inc.

 John H. Timoney(5)  .....................                    --                    $5,749
 Senior Vice President,                                       6,000                  5,611
 Secretary of APBI Investor                                  13,000                  5,619
 Relations, Inc. and Chief Executive
 Officer of Clinix International Inc.


 Stephen L. Waechter (6).................                    60,000                 $5,923
 Senior Vice President, Chief                                20,000                  5,051
 Financial Officer and Treasurer                             24,000                  1,292

 Grover C. Wrenn (7)......................                  147,428               $322,803
                                                             50,000                 22,645
                                                             52,000                 19,858

 Charles Defesche (8)......................                   --                   $33,409
                                                            134,010                 11,488
                                                              --                    29,814

- --------------------

(1) With the exception of Mr. Waechter's bonus in 1994 and 1993, the annual bonus amounts with respect to fiscal years 1995, 1994 and 1993 were determined under the EVA compensation program. Mr. Waechter received a signing bonus of $15,000 when he joined the Company in September 1993 and was guaranteed a minimum cash bonus of $25,000 for fiscal year 1994, which was slightly higher than the bonus Mr. Waechter otherwise would have received under the Company's EVA compensation program. In 1995, in addition to his EVA based bonus, Dr. Highland received a $90,000 deferred cash award under the ENVIRON Deferred Compensation Plan which vests over a five-year period. See "Compensation and Stock Plans Committee Report on Executive Compensation."

(2) The total amounts shown in the "All Other Compensation" column with respect to fiscal year 1995 consist of the following: (i) $171,562 (converted from pounds sterling to U.S. dollars based on an exchange rate of 1.5792 U.S. dollars per pound sterling, which is the average of the 13 rates in effect on January 1, 1995 and at the end of each calendar month in 1995, as quoted in the Wall Street Journal) represents the payment of pension benefits to Dr. Harper during fiscal year 1995 under the Company's defined benefit pension plan for certain employees resident in the United Kingdom (see "- Retirement Plans - U.K. Pension Plan") and $644 represents the taxable benefit to Dr. Harper of premiums paid by the Company for group term life insurance on his behalf; (ii) $2,720 represents the taxable benefit to Mr. Bryer of premiums paid by the Company for group term life insurance on his behalf; (iii) $2,039 represents the taxable benefit to Dr. Highland of premiums paid by the Company for group term life insurance on his behalf, $2,805 represents the taxable benefit to Dr. Highland of amounts paid by the Company for wrap-around medical insurance coverage on his behalf, $4,500 represents Company matching contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Dr. Highland, and $14,357 represents Company contributions to the APBI Environmental Sciences Group, Inc. Pension Plan, a money purchase plan, on behalf of Dr. Highland; (iv) $3,901 represents the taxable benefit to Mr. Timoney of premiums paid by the Company for group term life insurance on his behalf and $1,848 represents matching Company contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Mr. Timoney; (v) $1,423 represents the taxable benefit to Mr. Waechter of premiums paid by the Company for group term life insurance on his behalf and $4,500 represents Company matching contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Mr. Waechter; (vi) $2,728 represents the taxable benefit to Mr. Wrenn of premiums paid by the Company for group term life insurance on his behalf, $4,500 represents Company matching contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Mr. Wrenn, $331 represents the taxable benefits to Mr. Wrenn of amounts paid by the Company for wrap-around medical insurance coverage on his behalf, $16,455 represents Company contributions to the APBI Environmental Sciences Group, Inc. Pension Plan, a money purchase plan, on behalf of Mr. Wrenn, $20,000 represents legal fees and expenses incurred by Mr. Wrenn for which he was reimbursed by the Company, in connection with his separation from the Company, $58,241 represents a one-time severance payment to Mr. Wrenn in connection with his separation from the Company and $220,548 represents a severance payment to Mr. Wrenn in the form of salary continuation from February 12, 1995 through December 31, 1995;
         (vii) $1,206 represents the taxable benefit to Dr. Defesche of premiums paid by the Company for group term life insurance on his behalf, $2,250 represents Company matching contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Dr. Defesche, $8,885 represents payments to Dr. Defesche for unused vacation benefits, and $21,068 represents the amount of relocation expenses paid by the Company on behalf of Dr. Defesche.

(3) Compensation information for Dr. Harper for the years 1994 and 1993 is omitted because Dr. Harper did not serve as the Chief Executive Officer of the Company during any portion of those years. At December 31, 1995, Dr. Harper held a restricted stock award relating to 50,000 shares of Common Stock, the vesting of which is subject to the condition that the average closing price of the Company's Common Stock equal or exceed $10.00 per share for a specified period.

(4) Mr. Bryer joined the Company in June, 1994 as the Senior Vice President-Marketing of Pharmaco and was appointed the President and Chief Executive Officer of Pharmaco in February 1995.

(5) At December 31, 1995, Mr. Timoney held a restricted stock award relating to 10,000 shares of Common Stock, the vesting of which is subject to the condition that the average closing price of the Company's Common Stock equal or exceed $10.00 per share for a specified period.

(6) Mr. Waechter joined the Company in September 1993 as the Chief Financial Officer and Treasurer of the Company. In October 1994, he also became a Senior Vice President of the Company.

(7) Mr. Wrenn served as the President and Chief Executive Officer of the Company until February 1995 and as a director of the Company until April 1995. The options to acquire 147,428 shares of Common Stock granted to Mr. Wrenn in fiscal year 1995 consisted of replacement stock options granted to him in lieu of and in substitution for his existing options in connection with his separation from the Company.

(8) The options to acquire 134,010 shares of Common Stock awarded to Dr. Defesche in fiscal year 1994 consisted of options to acquire 104,010 shares of Common Stock awarded to Dr. Defesche in substitution for the options to acquire 170,076 shares of Common Stock awarded to Dr. Defesche in fiscal year 1992 and options to acquire 30,000 shares of Common Stock awarded to Dr. Defesche under the Company's annual compensation program. Dr. Defesche served as the President and Chief Executive Officer of Pharmaco until February 1995 and as a director of the Company until April 1995.

STOCK OPTION GRANTS IN FISCAL 1995

         The following table sets forth certain information concerning the grant of stock options during the fiscal year ended December 31, 1995 to each of the executive officers and former executive officers of the Company named in the Summary Compensation Table to whom stock options were granted during fiscal year 1995. All options were granted under the Company's Stock Incentive Program (1990), except for the options granted to Mr. Wrenn.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                                                                  GRANT DATE
                                                                  INDIVIDUAL GRANTS                                 VALUE
                                    -----------------------------------------------------------------------    ----------------
                                                              PERCENT OF
                                         NUMBER OF              TOTAL
                                        SECURITIES         OPTIONS GRANTED
                                    UNDERLYING OPTIONS    TO EMPLOYEES IN    EXERCISE OR                         GRANT DATE
                                          GRANTED            FISCAL YEAR     BASE PRICE       EXPIRATION       PRESENT VALUE
 NAME                                       (#)                  (2)           ($/SH)            DATE             ($) (3)
 ----                               ------------------   ------------------   -------      ---------------   -----------------
 JOHN D. BRYER (4) . . . . .               50,000                 11.5%        $4.875         6/14/2005          $163,700

 JOSEPH H. HIGHLAND (5)  . .               10,000                  2.3          4.625         8/15/2005            31,300

 STEPHEN L. WAECHTER (6) . .               60,000                 13.7          4.875         6/14/2005           196,440

 GROVER C. WRENN(7)  . . . .               20,000                  4.6         15.875         2/11/2001            47,000
                                           25,428                  5.8         13.3125        2/11/2001            68,656
                                           52,000                 11.9          5.625         2/11/2001           232,856
                                           50,000                 11.5          5.875         2/11/2001           219,650

- ------------------

(1) The Company's Stock Incentive Program (1990) is administered by the Compensation and Stock Plans Committee of the Board of Directors. The exercise price per share of all options granted under the Stock Incentive Program (1990) is equal to or greater than the fair market value per share of the Company's Common Stock on the date of grant, and the options are exercisable over a term of ten years from the date of grant.

(2) The Company granted options to employees to acquire 436,428 shares of Common Stock during fiscal year 1995, including options to acquire 147,428 shares of Common Stock granted to Mr. Wrenn which were not granted under the Company's Stock Incentive Program (1990). The Company also granted options to acquire 36,000 shares of Common Stock to outside directors of the Company under the Stock Option Plan for Outside Directors.

(3) The "Grant Date Present Value" is a hypothetical value determined under the Black-Scholes Option Pricing Model. It is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The Company's stock options are not transferable, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black- Scholes Option Pricing Model is based on assumptions as to certain variables such as the volatility of the Company's stock price and prevailing interest rates, so there is no assurance that any individual will actually realize the option values presented in this table. The Company has based its assumption for stock price volatility on the variance of closing prices of the Company's stock for the five years prior to the grant date of the option award (the five-year volatility range was from .45 to .50). In addition, the pricing model assumes (i) a risk-free rate of return equal to the rate of return for ten years U.S. Government obligations on the grant date, which ranged from 5.99% to 6.41%, (ii) no future dividend payments and
         (iii) that all options will be held for full ten year terms. No discount was applied to the value of the grants for non-transferability or risk of forfeiture.

(4) These options were granted on June 14, 1995 and vest ratably over a three-year period on the anniversary date of grant.

(5) These options were granted on August 15, 1995 and vest ratably over a five-year period on the anniversary date of grant.

(6) These options were granted on June 14, 1995 and vest as follows: options to acquire 6,667 shares vest as of June 14, 1996; options to acquire 13,333 shares vest as of June 14, 1997; options to acquire 20,000 shares vest as of June 14, 1998; options to acquire 13,333 shares vest as of June 14, 1999; and the remaining options to acquire 6,667 shares vest as of June 14, 2000.

(7) In connection with his separation from the Company, the Company canceled Mr. Wrenn's outstanding stock options and granted to him, as of September 19, 1995, an equal number of replacement stock options in lieu of and substitution for his then existing options. Such options were granted on substantially the same terms as the then existing stock options, provided that such options expire on the earlier of the date shown in the above table or the day immediately following any period of 20 consecutive trading days in which the last sale for shares of APBI's Common Stock (as adjusted for stock splits, dividends and similar events for each of such trading days) equaled or exceeded $20 per share as quoted on the Nasdaq National Market System. Of the 147,428 replacement options granted, 92,761 options are fully vested, 17,333 options will vest on June 25, 1996, 4,000 options will vest on July 8, 1996, 16,667 options will vest on September 13, 1996 and 16,667 options will vest on September 13, 1997.

OPTION EXERCISES AND HOLDINGS

         No stock options held by any director or executive officer of the Company were exercised during fiscal year 1995. The following table sets forth information as of December 31, 1995, regarding the number and value of options held by each of the current and former executive officers of the Company named in the Summary Compensation Table. None of the named current or former executive officers held any stock appreciation rights ("SARs") as of such date.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                     NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED IN-THE-MONEY
                                    UNEXERCISED OPTIONS/SARS AT FISCAL         OPTIONS/SARS AT FISCAL YEAR-END (1)
                                                  YEAR-END (#)                                 ($)
                                   ---------------------------------------   -------------------------------------------

 NAME                                 EXERCISABLE        UNEXERCISABLE          EXERCISABLE           UNEXERCISABLE
 ----                                 -----------        -------------          -----------           -------------
 Kenneth H. Harper . . .                 529,220                  --               $257,750             $     --

 John D. Bryer . . . . .                   5,000              60,000                  4,375              102,500

 Joseph H. Highland  . .                  48,538              21,556                  7,332               28,417

 John H. Timoney . . . .                 180,458               8,334                269,249                8,376

 Stephen L. Waechter . .                  22,666              81,334                 23,833              133,167

 Grover C. Wrenn . . . .                  92,761              54,667                 58,583               48,667



- -----------------------

 (1) Based on the closing price per share of the Company's Common Stock of $ 6.75 on the National Association of Securities Dealers' Automated Quotation National Market System on December 31, 1995.


LONG-TERM INCENTIVE PLAN AWARDS

         The following table sets forth certain information regarding the grant to Dr. Harper and Mr. Timoney of restricted stock awards under the Company's Stock Incentive Program (1990). On June 22, 1995, the date of grant of the restricted stock awards, the closing price per share of the Company's common stock was $5.25. Such restricted stock awards will vest at the time the average closing price for the Company's Common Stock equals or exceeds $10.00 per share for a period of ten consecutive trading days. The restricted stock awards are forfeited on December 31, 1997, if they have not vested by that date. No other executive officer of the Company or former executive officer of the Company named in the Summary Compensation Table received an award under any plan that constitutes a long-term incentive plan during fiscal year 1995.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                              IN LAST FISCAL YEAR





                                                        Performance or Other Period
                          Number of Shares, Units or         Until Maturation
      Name                      Other Rights(#)                or Payout(1)
      ----                      ---------------                ------------
 Kenneth H. Harper                    50,000                 December 31, 1997

 John H. Timoney                      10,000                 December 31, 1997

- --------------------

(1) As noted above, the restricted stock awards vest at the time the average closing price for the Company's Common Stock equals or exceeds $10.00 per share for a specified period and the restricted stock awards will be forfeited on December 31, 1997 if they are not vested by that date. Neither Dr. Harper nor Mr. Timoney are required to pay any consideration in exchange for the restricted stock awarded if the stock price performance criteria is met.

EMPLOYMENT AGREEMENTS

         The Company and Dr. Harper initially entered into a five-year employment agreement dated September 7, 1990, pursuant to which he was to serve as chairman, chief executive officer and president of the Company. At the end of 1992, Dr. Harper voluntarily stepped down from the positions of president and chief executive officer of the Company and in connection with his more reduced responsibilities his employment agreement was amended. The principal amendments were to reflect his change of position, that any monies he received from the Company's United Kingdom contributory defined benefit pension plan would be credited against his base salary, that his services could either be performed from the Company's Princeton offices or the United Kingdom and that for a five-year period following the expiration of his employment term he would be engaged as a part-time employee of the Company receiving $10,000 per annum. In 1995, in connection with the reappointment of Dr. Harper as the Company's chief executive officer and president, the Company and Dr. Harper entered into an amendment agreement dated September 1, 1995, pursuant to which Dr. Harper's employment agreement was extended for an additional one-year period ending September 6, 1996. Under the terms of his employment extension, Dr. Harper's annual base salary is set at $250,000 with his annual bonus to be determined by the Company's Compensation Committee. Dr. Harper's annual pension benefits are no longer credited against his base salary. Upon the expiration of his full-time employment, the terms of his five-year part-time employment arrangement continues to be in effect.

         The Company and Mr. Timoney entered into a five-year employment agreement dated September 7,1990, pursuant to which he served as vice president
- - finance, treasurer, secretary and a director of the Company. During 1992, Mr. Timoney voluntarily stepped down from the position of financial officer and treasurer of the Company and assumed a more significant role with the Company's investor relations function. In connection with his new duties, his employment agreement was amended. The principal amendments were to reflect his change of position, and that for a five-year period following the expiration of his employment term he would be engaged as a part-time employee of the Company receiving $10,000 per annum. In 1995, Mr. Timoney was asked to assume significantly more operational responsibilities and his base salary was increased. Mr. Timoney entered into an amendment agreement dated September 1, 1995, pursuant to which Mr. Timoney's employment agreement was extended for an additional one-year period ending September 6, 1996. Under the terms of his employment extension, Mr. Timoney's annual base salary is set at $180,000 with his annual target bonus set at 40% of his base pay. Upon the expiration of his full-time employment, the terms of his five-year part-time employment arrangement continue to be in effect.

         In June 1995, the Company entered into an agreement with Mr. Waechter which provides for certain severance benefits in the event that his employment is terminated by the Company within a twelve-month period following a change in control of the Company (as defined in the agreement). Under such agreement, Mr. Waechter is entitled to receive as severance benefits, his full base salary, together with benefits for a twelve-month period or in lieu thereof he may elect to receive a single lump sum payment equal in amount to his full base salary but forfeit any continuing benefits. Under the terms of this agreement, Mr. Waechter was also granted 60,000 options which vest over a five-year period. Vesting is accelerated upon a change of control.

SEVERANCE BENEFITS

         The Company and Mr. Grover C. Wrenn, the Company's former chief executive officer, are parties to a separation agreement dated August 25, 1995. Under the terms of the agreement, the Company agreed that, subject to continuing compliance with certain non-compete provisions, Mr. Wrenn would continue to receive his base salary and all benefits for a one-year period from the effective date of his resignation from the Company on February 12, 1995. The agreement also provides for Mr. Wrenn to receive a one-time severance payment of $58,241, to be reimbursed for up to $20,000 in legal fees and to receive substitute stock options in cancellation of the existing stock options that Mr. Wrenn had received under the APBI Stock Incentive Plan (1990). The substitute stock options were granted on essentially the same terms as Mr. Wrenn's existing options but by their terms vesting is no longer contingent on Mr. Wrenn's continued employment with the Company.

         The Company and Dr. Charles L. Defesche, the former chief executive officer of Pharmaco International Inc. and Clinix International Inc., agreed to the termination of his employment effective February 1, 1996. Under the terms of the agreement, the Company agreed that Dr. Defesche would be entitled to continue to receive his base salary and benefits through July 31, 1996 and, if he is unable to secure employment by such date, such compensation will be continued for up to an additional two-month period.

RETIREMENT PLANS

         U.K. Pension Plan. The Company maintains a United Kingdom contributory defined benefit pension plan (the "U.K. Pension Plan") for qualified United Kingdom resident employees and directors of the Company, which is approved by the Inland Revenue of the United Kingdom. The U.K. Pension Plan provides for normal retirement benefits at age 65 for certain male employees and at age 60 for female employees, directors and certain other senior members of management. Benefits under the U.K. Pension Plan are based on the average of a participant's highest three consecutive years of earnings during the thirteen United Kingdom fiscal years preceding retirement or cessation of qualifying employment. The benefit payable at normal retirement date for a director is two-thirds of such director's final pensionable salary, and is increased annually by a cost of living factor, up to a maximum of five percent (5%) per year. The benefit payable at normal retirement age for employees is one-sixtieth of final pensionable salary, multiplied by years of participation, not to exceed two-thirds of final pensionable salary.

         Dr. Harper is the only executive officer who is a participant in or receives benefits under the U.K. Pension Plan. During 1992, in connection with his decision to step down from the positions of chief executive officer and president of the Company, Dr. Harper began to receive the stated pension benefit payable to him under the U.K. Pension Plan which was based on his being credited with approximately 18 years of service under such plan. During 1995, Dr. Harper received $171,562 (converted from pounds sterling to U.S. dollars based on an exchange rate of 1.5792 U.S. dollars per pound sterling, which is the average of the 13 rates in effect on January 1, 1995 and at the end of each calendar month in 1995, as quoted in The Wall Street Journal) as pension benefits under the U.K. Pension Plan.

         Supplemental Retirement Arrangements. The Company maintains a supplemental retirement arrangement for Mr. Timoney. Under his supplemental retirement arrangement, Mr.

Timoney was credited with 45,296 "Restricted Stock Units," which are a form of unfunded deferred compensation (phantom stock) that, subject to the satisfaction of vesting requirements, will be settled by the delivery of one share of the Company's Common Stock for each vested Restricted Stock Unit. The Company has reserved 45,296 shares for issuance under the supplemental retirement arrangement with Mr. Timoney. The Restricted Stock Units become fully vested on the earliest to occur of the following: the attainment of age 63, the death or disability of the executive, the termination of the executive's employment other than for "cause" (as defined in the agreement), and the election by the executive to terminate his employment for "good reason" within two years after a "change in control" of the Company (as those terms are defined in the agreement). The Company will credit Mr. Timoney with dividend equivalents which may be paid out currently or deferred, in the discretion of the Company, until termination of employment. The arrangement is an unfunded, unsecured obligation of the Company and is administered by the Compensation and Stock Plans Committee of the Board of Directors.

                              CERTAIN TRANSACTIONS

         During fiscal year 1995, Lehman Brothers, of which Mr. Frank is Vice Chairman, provided investment banking and financial advisory services to the Company in connection with the disposition of its toxicology laboratories, for which Lehman Brothers received customary fees and reimbursement of expenses. The Company has retained Lehman Brothers to provide general advisory services in 1996 and 1997. In addition, in December 1995, the Company retained Lehman Brothers to evaluate whether shareholder value would be enhanced through a separation of the Company into its two operating groups, and, if the evaluation is positive, to advise it regarding mechanisms through which separation could be best achieved. Lehman Brothers will continue to provide services to the Company in connection with this retention in 1996.

         Mr. Fleckman is a partner and the managing director of the law firm of Fleckman & McGlynn, which rendered legal services to Pharmaco International Inc. and its subsidiaries during fiscal year 1995. It is anticipated that Fleckman & McGlynn will continue to render legal services to Pharmaco and its subsidiaries during fiscal year 1996. The total amount paid by Pharmaco and its subsidiaries to Fleckman & McGlynn did not exceed 5% of that firm's gross revenues for fiscal year 1995.

                                    AUDITORS

         The Company's outside auditors for the purpose of auditing and reporting upon the financial statements of the Company for the fiscal year ended December 31, 1995 are Arthur Andersen LLP (formerly Arthur Andersen & Company). Representatives of Arthur Andersen LLP are expected to be present at the meeting. At that time, such representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company by January 1, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                  OTHER ACTION

         The Board of Directors knows of no additional matters which are likely to be brought before the meeting. Should any other matter come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment.

         The solicitation of proxies by the Company will be made through the use of the mails, and may be made personally and by telephone by officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained Shareholder Communications Corporation to solicit proxies for a fee of $6,500 plus the usual expenses incurred in connection with the assembling and mailing of the proxy materials. The cost of the solicitation, including the preparation of the proxy materials, will be borne by the Company.

         It is important that proxies be returned promptly. Therefore, stockholders who do not expect to attend the meeting in person are urged to execute and return the enclosed proxy in the self-addressed stamped envelope provided.

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO APBI INVESTOR RELATIONS, INC., 214 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08540, ATTENTION: MR. JOHN H. TIMONEY, SECRETARY.

Dated:  April __, 1996

                                   APPLIED BIOSCIENCE INTERNATIONAL INC.



                                   By:   Kenneth H. Harper
                                         President, Chief Executive Officer and
                                         Chairman of the Board of Directors

                     APPLIED BIOSCIENCE INTERNATIONAL INC.
                 PROXY CARD ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 20, 1996


         The undersigned hereby appoints Kenneth H. Harper, Stephen L. Waechter and John H. Timoney, and each of them, with full power of substitution, as proxies to represent the undersigned at the 1996 Annual Meeting of Stockholders of Applied Bioscience International Inc. to be held at the St. Regis Hotel, 21 East 55th Street, New York, New York, on Thursday, June 20, 1996 at 11:00 a.m. Eastern Daylight Time, or at any adjournment or adjournments thereof, and to vote upon the following matters the number of shares which the undersigned would be entitled to vote if personally present:

         1. Approval of a proposal to amend the Company's Certificate of Incorporation, as amended, to provide for the annual election of Directors

                 FOR / /          AGAINST  / /           ABSTAIN / /

         2.      Election of Directors

                 Nominees: Dr. Kenneth H. Harper, Mr. Lawrence C. McQuade and Dr. Thomas J. Russell, Jr.
                 FOR All nominees, except as indicated below / /
                 VOTE WITHHELD from all nominees             / /
                 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, print such nominee's name in the space provided below.)


                 ---------------------------------------------------------------

         3. Upon such other matter as may properly come before the meeting or any adjournment thereof.

                 THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.


                                           DATED:                   , 1996
                                                  ------------------


                                           ------------------------------
                                           STOCKHOLDER'S SIGNATURE


                                           ------------------------------
                                           STOCKHOLDER'S SIGNATURE
                                           (IF SHARES ARE HELD JOINTLY)

         PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. IF SHARES ARE HELD JOINTLY, BOTH MUST SIGN.

             PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.